Exhibit 10.3

PURCHASE AGREEMENT

This Purchase Agreement (this “Agreement”), dated as of June 28, 2013, is entered into by and between Unwired Planet, Inc., a Delaware corporation (the “Company”), and the Persons set forth on Schedule I hereto (the “Purchasers” and each, a “Purchaser”).

WHEREAS, the Company proposes to commence an offering to each of the holders (the “Eligible Holders”) of its common stock, par value $0.001 per share (“Common Stock”), of record as of the close of business on July 8, 2013 (the “Record Date”), of non-transferable rights (the “Rights”) to subscribe for and purchase additional shares of Common Stock (the “New Shares”) at a subscription price per share of $1.66 (the “Subscription Price”) for an aggregate offering amount of $12.5 million (the “Aggregate Offering Amount”) (such offering, as further defined in Section 2 hereof, the “Rights Offering”);

WHEREAS, pursuant to the Rights Offering, the Company will distribute to each of the Eligible Holders, at no charge, one Right for each share of Common Stock held by such Eligible Holder as of the Record Date, and each Right will entitle the holder thereof to purchase 0.08146 New Shares (based on the number of shares outstanding as of June 24, 2013, which may be adjusted as necessary to reflect the actual number of shares of common stock issued and outstanding as of the Record Date) from the Company (with fractional shares rounded down to the nearest whole number of New Shares and the aggregate Subscription Price adjusted accordingly) at the Subscription Price (the “Subscription Privilege”);

WHEREAS, in order to facilitate the Rights Offering, the Company has requested each Purchaser to agree, and each Purchaser hereby agrees, severally and not jointly, subject to the terms and conditions of this Agreement, to purchase New Shares, including New Shares that are not purchased by the Eligible Holders upon the exercise of Rights pursuant to the Subscription Privilege (the “Unsubscribed Shares”), up to the amount set forth opposite such Purchaser’s name on Schedule I hereto (the “Purchase Commitment”) from the Company at the Subscription Price and subject to proration of Unsubscribed Shares among all other Purchasers if the amount of Unsubscribed Shares is less than the total amount of all Purchase Commitments;

WHEREAS, in consideration for the agreement of certain Purchasers to make their respective capital available to the Company hereunder, the Company has agreed to issue to such Purchasers the Additional Shares pursuant to Section 11; and

WHEREAS, concurrently with the execution and delivery of this Agreement, in consideration of each Purchaser’s commitment to purchase certain shares of Common Stock upon the terms and subject to the conditions set forth herein, the Company and the Purchasers are entering into the Registration Rights Agreement, dated as of the date hereof (the “Registration Rights Agreement”), pursuant to which, upon the terms and subject to the conditions set forth in the Registration Rights Agreement, the Company has committed to prepare and file a resale registration statement, registering offers and sales of the Shares (as defined below) acquired by the Purchasers pursuant to this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and other good and valuable consideration, the Company agrees and each of the Purchasers agrees with the Company, intending to be legally bound hereby, as follows:

Section 1. Definitions.

(a) Certain Defined Terms. The following terms used herein shall have the meanings set forth below:

(i)	“Additional Shares” has the meaning set forth in Section 11.

(ii)	“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

(iii)	“Aggregate Offering Amount” has the meaning set forth in the preamble hereto.

(iv)	“Agreement” has the meaning set forth in the preamble hereto.

(v)	“Board” means the board of directors of the Company.

(vi)	“Business Day” means any day that is not a Saturday, a Sunday, or a day on which banks are required or permitted to be closed in the State of New York.

(vii)	“Closing” has the meaning set forth in Section 3(b).

(viii)	“Closing Date” has the meaning set forth in Section 3(b).

(ix)	“Commission” means the United States Securities and Exchange Commission.

(x)	“Common Stock” has the meaning set forth in the recitals hereto.

(xi)	“Company” has the meaning set forth in the preamble hereto.

(xii)	“Company Indemnified Persons” has the meaning set forth in Section 10(b).

(xiii)	“Eligible Holder” has the meaning set forth in the recitals hereto.

(xiv)	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder.

(xv)	“Exercise Form” has the meaning set forth in Section 2(c).

(xvi)	“Expiration Time” has the meaning set forth in Section 2(b).

(xvii)	“knowledge” means with respect to any statement made to the Company’s knowledge, that statement is based upon the actual knowledge of one or more officers of the Company, after reasonable investigation, having responsibility for the matter or matters that are the subject of the statement.

(xvii)	“Losses” has the meaning set forth in Section 10(a).

(xix)	“Market Adverse Effect” has the meaning set forth in Section 8(a)(v).

(xx)	“Material Adverse Effect” means a material adverse effect on (a) the business, property, operations, condition (financial or otherwise) or prospects of the

Company and its Subsidiaries taken as a whole, (b) the validity or enforceability of this Agreement or any of the other Transaction Documents or the rights or remedies of the Purchasers hereunder or thereunder or (c) the ability of the Company or any of its Subsidiaries to perform their respective obligations under the Transaction Documents.

(xxi)	[Intentionally Omitted]

(xxii)	“New Shares” has the meaning set forth in the recitals hereto.

(xxiii)	“Person” means an individual, corporation, partnership, association, joint stock company, limited liability company, joint venture, trust, governmental entity, unincorporated organization or other legal entity.

(xxiv)	“Prospectus” means the prospectus included in the Registration Statement, including the documents incorporated by reference therein.

(xxv)	“Purchase Commitment” has the meaning set forth in the recitals hereto.

(xxvi)	“Purchase Notice” has the meaning set forth in Section 3(a)(iii).

(xxvii)	“Purchaser” and “Purchasers” have the meaning set forth in the preamble hereto.

(xxviii)	“Purchaser Indemnified Persons” has the meaning set forth in Section 10(a).

(xxix)	“RDO Purchase Agreement” means that certain Securities Purchase Agreement, dated as of the date hereof, by and among the Company and the investors identified on Schedule I attached thereto

(xxx)	“Record Date” has the meaning set forth in the recitals hereto.

(xxxi)	“Registration Statement” means a new Registration Statement on Form S-3 to be filed under the Securities Act, the form of which has been approved by the Purchasers, pursuant to which the issuance of the New Shares in the Rights Offering will be registered pursuant to the Securities Act.

(xxxii)	“Rights” has the meaning set forth in the recitals hereto.

(xxxiii)	“Rights Offering” has the meaning set forth in the recitals hereto.

(xxxiv)	“Rights Offering Expiration Date” means the date on which the subscription period under the Rights Offering expires, which period shall be no longer than 20 Business Days following the commencement of the Rights Offering, unless the Purchasers consent in writing to a longer period.

(xxxv)	“SEC Reports” means all reports, forms, statements and other documents (including all amendments and supplements thereto) required to be filed with, or submitted to, the Commission by the Company and its Subsidiaries pursuant to the Securities Act and the Exchange Act at any time on or after July 1, 2012 and the Registration Statement.

(xxxvi)	“Securities Act” means the Securities Act of 1933, as amended and the rules and regulations promulgated by the Commission thereunder.

(xxxvii)	“Shares” means collectively, without duplication, the New Shares and the Additional Shares.

(xxxviii)	“Specified Courts” has the meaning set forth in Section 12(e).

(xxxix)	“Subscription Agent” has the meaning set forth in Section 2(b).

(xl)	“Subscription Price” has the meaning set forth in the recitals hereto.

(ixl)	“Subscription Privilege” has the meaning set forth in the recitals hereto.

(viiil)	“Subsidiary” means, with respect to any Person (other than a natural Person), any corporation, partnership, joint venture or other legal entity of which such Person (A) owns, directly or indirectly, more than 50% of the capital stock or other equity interests, (B) has the power to elect a majority of the board of directors or similar governing body, or (C) or has the power to direct the business and policies.

(vii1)	“Tax Benefits Preservation Agreement” shall mean that certain Tax Benefits Preservation Agreement, dated as of January 28, 2012, between the Company and Computershare Trust Company, N.A., a federally chartered trust company, as such agreement may have been amended or supplemented from time to time.

(vil)	“Third Party Purchaser” has the meaning set forth in Section 3(a)(iv).

(v1)	“Transaction Documents” shall mean, collectively, this Agreement, the Registration Rights Agreement, the Tax Benefits Preservation Agreement Exemption Request, and each of the other agreements and instruments entered into or delivered by any of the parties hereto in connection with the transactions contemplated hereby and thereby, as may be amended from time to time.

(iv1)	“Unsubscribed Shares” has the meaning set forth in the recitals hereto.

Section 2. Rights Offering.

(a) On the terms and subject to the conditions set forth in the Prospectus, the Company will distribute to each Eligible Holder, at no charge, one Right for each share of Common Stock held by such holder as of the close of business on the Record Date. Each such Right shall be non-transferable and will entitle the holder thereof, at the election of such holder, to purchase at the Subscription Price 0.08146 New Shares (based on the number of shares outstanding as of June 24, 2013, which may be adjusted as necessary to reflect the actual number of shares of common stock issued and outstanding as of the Record Date), provided that no fractional New Shares will be issued. For the avoidance of doubt, the Subscription Price multiplied by the aggregate number of New Shares offered to Eligible Holders shall not exceed the Aggregate Offering Amount.

(b) Each Eligible Holder may exercise all, none, or any portion of the Rights distributed to such Eligible Holder pursuant to the Rights Offering. The Rights may be exercised at any time prior to 5:00 p.m. New York time on the Rights Offering Expiration Date (the “Expiration Time”).

(c) Each Eligible Holder who wishes to exercise all or any portion of its Rights shall (i) prior to the Expiration Time, return a duly executed document (the “Exercise Form”) to Computershare Trust Company, N.A. (the “Subscription Agent”) electing to exercise all or any portion of the Rights held by such Eligible Holder and (ii) pay an amount equal to the full Subscription Price of the number of New Shares that the Eligible Holder elects to purchase pursuant to the instructions set forth in the Registration Statement by a specified date to an escrow account established for the Rights Offering. Upon receipt by the Subscription Agent of a properly executed Exercise Form, the Eligible Holder’s exercise of such Rights specified in the Exercise Form, and the commitment to purchase those New Shares corresponding to the Rights exercised, shall become binding and irrevocable. On the Closing Date, the Company will issue to each Eligible Holder who validly exercised its Rights the number of New Shares to which such Eligible Holder is entitled based on such exercise.

(d) The Company will pay all of its expenses associated with the Registration Statement and the Rights Offering, including, without limitation, filing and printing fees, fees and expenses of the Subscription Agent and any other agents, its counsel and accounting fees and expenses, costs associated with clearing the Shares for sale under applicable state securities laws and listing fees.

(e) The Company shall notify, or cause the Subscription Agent to notify, the Purchasers on each Business Day during the five Business Days prior to the Rights Offering Expiration Date of the aggregate number of Rights known by the Company or the Subscription Agent to have been exercised pursuant to the Rights Offering as of the close of business on the preceding Business Day.

Section 3. Backstop Purchase Commitment.

(a) Purchase Commitment.

(i) Each Purchaser, severally and not jointly, agrees to purchase from the Company, and the Company hereby agrees to sell to each Purchaser, at the Subscription Price, Unsubscribed Shares in an amount up to such Purchaser’s Purchase Commitment free and clear of all liens and encumbrances. The failure by one Purchaser to purchase, for any reason, the Shares specified in this Agreement with respect to such Purchaser shall create no obligation on any other Purchaser to purchase such Shares. To the extent any Purchaser is a shareholder of the Company as of the Record Date and is distributed Rights pursuant to the Rights Offering, such Purchaser may satisfy all or any portion of its Purchase Commitment hereunder by exercising its Subscription Privilege and purchasing New Shares in the Rights Offering.

(ii) Each Purchaser hereby agrees with the Company that it is the intent of such parties that such Purchaser, by virtue of acting hereunder, should not be deemed an “underwriter” within the definition of Section 2(a)(11) of the Securities Act or deemed to be engaged in broker-dealer activity requiring registration under Section 15 of the Exchange Act, and such Purchaser and the Company shall in the fulfillment of their obligations hereunder act in accordance with this mutual understanding.

(iii) As soon as practicable, and in any event no later than 12:00 p.m. New York time on the third Business Day immediately following the Rights Offering Expiration Date, the Company shall give each Purchaser a written certification from an executive officer of the Company of the number of New Shares elected to be purchased by Eligible Holders pursuant to validly exercised Rights, the number of Unsubscribed Shares and the portion of such Unsubscribed Shares that each Purchaser is required to purchase (a “Purchase Notice”). The Purchasers will purchase, and the Company will sell, the number of Unsubscribed Shares that is listed in the Purchase Notice, without prejudice to the rights of the Purchasers or the Company to seek later an upward or downward adjustment if the number of Unsubscribed Shares in such Purchase Notice is inaccurate.

(iv) Upon the prior written consent of the Company, each Purchaser shall have the right to arrange for one or more unaffiliated third parties (each, a “Third Party Purchaser”) to acquire Shares otherwise issuable to such Purchaser hereunder, by written notice to the Company at least two (2) Business Days prior to the Closing Date, which notice shall be signed by such Purchaser and each Third Party Purchaser, and shall contain a confirmation by the Third Party Purchaser of the accuracy with respect to it of the representations set forth in Section 4. In no event will any such arrangement relieve such Purchaser from its obligations under this Agreement.

(b) Closing. On the basis of the representations and warranties and subject to the terms and conditions herein set forth, including the satisfaction of the closing conditions in Section 8 of this Agreement, the closing of the purchase and sale of the Shares (the “Closing”) shall take place at the offices of Goodwin Procter LLP, The New York Times Building, 620 Eighth Avenue, New York, New York, at 1:00 p.m., New York time, on the later of (i) three Business Days after the Rights Offering Expiration Date and (ii) one Business Day following the date that all of the conditions to the Closing set forth in Section 8 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing); provided, that the Closing may take place at such other place, time or date as shall be mutually agreed upon by the Company and each Purchaser (the date of the Closing, the “Closing Date”).

(c) Deliveries at Closing.

(i) At the Closing, the Company shall deliver to each Purchaser a certificate or certificates in book-entry form, registered in the name of such Purchaser, representing the number of Shares issued to such Purchaser hereunder.

(ii) At the Closing, each Purchaser shall deliver to the Company the aggregate Subscription Price for the Unsubscribed Shares purchased by such Purchaser hereunder, which amount shall be paid by such Purchaser to the Company in U.S. federal (same day) funds to an account designated in writing by the Company no less than two Business Days prior to the Closing Date.

Section 4. Representations and Warranties of the Purchasers. Each Purchaser represents and warrants to the Company, severally and not jointly, as of the date hereof and as of the Closing Date, as follows:

(a) Organization. Such Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has the requisite power and authority to carry on its business as it is now being conducted.

(b) Due Authorization. Such Purchaser has the requisite power and authority to enter into this Agreement and to perform and consummate the transactions contemplated hereby and the execution and delivery by such Purchaser of this Agreement, the acquisition of the Shares and the performance and consummation of the transactions contemplated hereby (a) are within the power and authority of such Purchaser and (b) have been duly authorized by all necessary action of such Purchaser. This Agreement has been duly and validly executed and delivered by such Purchaser. Assuming the due authorization, execution and delivery by the Company of this Agreement, this Agreement constitutes a valid and binding obligation of such Purchaser enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to enforcement of creditors’ rights generally, and general equitable principles relating to the availability of remedies and the public policy underlying such laws, and except as rights to indemnity or contribution, including but not limited to, indemnification provisions set forth in Section 10 of this Agreement, may be limited by federal or state securities law or the public policy underlying such laws.

(c) [Intentionally omitted]

(d) [Intentionally omitted]

(e) Information. Based on reliance of the disclosures set forth in the SEC Reports and the representations and warranties contained herein, such Purchaser is familiar with the business in which the Company is engaged, and based upon its knowledge and experience in financial and business matters, such Purchaser is familiar with the investments of the type that it is undertaking to purchase; is fully aware of the problems and risks involved in making an investment of this type; and is capable of evaluating the merits and risks of this investment. Such Purchaser has agreed to enter into this Agreement based solely on the SEC Reports, its own assessment, analysis and investigation and on the representations, warranties, terms and conditions contained herein.

(f) Accredited Investor Status. Such Purchaser was not created for the purpose of acquiring the Shares and is an “accredited investor,” as that term is as defined in Rule 501(a) of Regulation D under the Securities Act. Such Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the investment in the Shares, and has so evaluated the merits and risks of such investment. Such Purchaser is able to bear the economic risk of an investment in the Purchase Commitment and, at the present time, is able to afford a complete loss of such investment. Such Purchaser understands that its investment in the Shares involves a significant degree of risk.

(g) Acquisition for Investment. Such Purchaser is acquiring the Shares hereunder as principal for its own account for investment purposes and not with a view to or for distributing or reselling such Shares or any part thereof, has no present intention of distributing any of such Shares and has no arrangement or understanding with any other Persons regarding the distribution of such Shares, in each case, in violation of applicable law.

(h) Purchaser Activities. Such Purchaser is not a broker-dealer and does not need to be registered as a broker-dealer.

(i) No Brokers’ Fees. Such Purchaser has not incurred any liability for any finder’s or broker’s fee or agent’s commission in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(j) Short Sales. For a period beginning ninety (90) days prior to the date of this Agreement, neither such Purchaser nor any of its Affiliates has taken any action that has caused such Purchaser or such Affiliate to have, directly or indirectly, sold or agreed to sell any shares of Common Stock, effected any short sale, whether or not against the box, established any “put equivalent position” (as defined in Rule 16a-1(h) under the Exchange Act) with respect to the Common Stock, granted any other right (including, without limitation, any put or call option) with respect to the Common Stock or with respect to any security that includes, relates to or derived any significant part of its value from the Common Stock.

(k) Relationships. To such Purchaser’s knowledge, no officer, director or stockholder of the Company, no spouse of any such officer, director or stockholder of the Company, and no immediate family member of any such spouse or of any such officer, director or stockholder of the Company living in the same home as such officer, director or stockholder, and no Affiliate of any of the foregoing, in each case, owns, directly or indirectly, any interest in, or is an officer, director, employee or consultant of, such Purchaser.

Section 5. Representations and Warranties of the Company. The Company hereby represents and warrants to each Purchaser, as of the date hereof and as of the Closing Date, as follows:

(a) Organization; Subsidiaries. The Company has been duly incorporated and has a valid existence and the authorization to transact business as a corporation under the laws of the State of Delaware, with corporate power and authority to own its properties and conduct its business as now being conducted and as described in the Registration Statement, Prospectus and SEC Reports, and has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except for such jurisdictions wherein the failure to be so qualified and in good standing would not individually or in the aggregate have a Material Adverse Effect. Each Subsidiary has been duly organized or incorporated and is validly existing under the laws of its jurisdiction of incorporation or organization, with power and authority to own its properties and conduct its business as now being conducted and as described in the Registration Statement, Prospectus and SEC Reports, and has been duly qualified for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except for such jurisdictions wherein the failure to be so qualified and in good standing would not individually or in the aggregate have a Material Adverse Effect. Except as disclosed in the SEC Reports and except as required pursuant to this Agreement, there are no outstanding (i) securities of the Company or any of the Subsidiaries which are convertible into or exchangeable for shares of capital stock or voting securities of any Subsidiary or (ii) options or other rights to acquire from the Company or any Subsidiary, or other obligation of the Company or any Subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Subsidiary (collectively, the “Subsidiary Securities”). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

(b) Issuance, Sale and Delivery of the Shares. The Shares have been duly authorized by the Company, and when issued and delivered by the Company against payment therefor as contemplated by this Agreement, the Shares will be validly issued, fully paid and nonassessable, and free from all preemptive or similar rights, taxes, liens, charges and other encumbrances with respect to the issue thereof, and will conform to the description of the Common Stock contained in the SEC Reports.

(c) Due Authorization; No Conflict. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby are within the corporate powers of the Company and have been duly authorized by all necessary corporate action on the part of the Company and this Agreement, when duly executed and delivered by the parties hereto, will constitute a valid and legally binding instrument of the Company enforceable in accordance with its terms, except as enforcement hereof may be limited by the effect of any applicable bankruptcy, insolvency, reorganization or similar laws or court decisions affecting enforcement of creditors’ rights generally and except as enforcement hereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). The execution and delivery of this Agreement do not, and the compliance by the Company with the terms hereof will not, (i) violate the Certificate of Incorporation (as amended to date) of the Company (including, without limitation, any certificates of designation contained therein) or the Bylaws (as amended to date) of the Company or any other organizational documents of the Company or any of its Subsidiaries, (ii) conflict with, result in a breach or violation of any of the terms or provisions of, constitute a material default under, or give to others any rights of termination, amendment, acceleration or cancellation of any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of their properties or assets are subject, or (iii) result in a violation of, or failure to be in compliance with, any applicable statute or any order, judgment, decree, rule or regulation of any court or governmental, regulatory or self-regulatory agency or body having jurisdiction over the Company or any of its Subsidiaries or any of their properties or assets, except where such breach, violation, default or the failure to be in compliance would not individually or in the aggregate have a Material Adverse Effect and would not adversely affect the ability of the Company to issue and sell the Shares; and no consent, approval, authorization, order, registration, filing or qualification of or with any such court or governmental, regulatory or self-regulatory agency or body is required for the valid authorization, execution, delivery and performance by the Company of this Agreement or the issuance of the Shares, except for the filing of a Form 8-K, the filing of a Notification of Listing of Additional Shares with The NASDAQ Stock Market LLC, and for such consents, approvals, authorizations, registrations, filings or qualifications as may be required under state securities or “blue sky” laws.

(d) Registration Statement; Prospectus. The Registration Statement and the Prospectus, at the time the Registration Statement becomes effective and as of the closing date of the Rights Offering and the Closing Date, will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission thereunder. The Registration Statement, at the time it becomes effective under the Securities Act shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and the Prospectus, at the time the Registration Statement becomes effective and as of its date and the closing date of the Rights Offering and the Closing Date, shall not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(e) SEC Reports. Since July 1, 2012, the Company has filed with or submitted to the Commission all SEC Reports. As of their respective dates, each of the SEC Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act and the rules and regulations of the Commission promulgated thereunder applicable to such SEC Report. The Company has filed with the Commission all “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) that are required to be filed as exhibits to the SEC Reports and there are no contracts or other documents that are required under the Exchange Act to be described in the SEC Reports that are not so described. No SEC Report, when filed, or, in the case of any SEC Report amended or superseded prior to the date of this Agreement, then on the date of such amending or superseding filing, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any SEC Report filed with the Commission prior to the Closing Date, when filed, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

(f) Financial Statements. The audited consolidated balance sheets of the Company as at June 30, 2012 and June 30 2011, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an audit report from KPMG LLP, present fairly in all material respects the consolidated financial condition of the Company as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited condensed consolidated balance sheet of the Company as at March 31, 2013, and the related unaudited condensed consolidated statements of operations and cash flows for such period, present fairly the consolidated financial condition of the Company as at such date, and the consolidated results of its operations and its consolidated cash flows for the such period then ended (subject to normal year end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).

(g) No General Solicitation. Neither the Company nor any person acting on behalf of the Company has offered or sold any of the Shares by any form of general solicitation or general advertising.

(h) No Brokers’ Fees. Except for fees to be paid by the Company to Evercore Group LLC in connection with its provision of financial advisory services in the Rights Offering, the Company has not incurred any liability for any finder’s or broker’s fee or agent’s commission in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(i) Absence of Certain Changes. Since March 31, 2013, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect. Since the date of the Company’s most recent audited financial statements contained in a Form 10-K, except as disclosed in the SEC Documents filed subsequent thereto, neither the Company nor any of its Subsidiaries has (i) declared or paid any dividends, (ii) sold any assets, individually or in the aggregate, outside of the ordinary course of business or (iii) made any material capital expenditures, individually or in the aggregate. Neither the Company nor any of its Subsidiaries has taken any steps to seek protection pursuant to any law or statute relating to bankruptcy, insolvency, reorganization, receivership, liquidation or winding up, nor does the Company or any Subsidiary have any knowledge or reason to believe that any of their respective creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so.

(j) Legal Proceedings. There is no pending or, to the Company’s knowledge, threatened action, suit or proceeding, nor any injunction, writ, restraining order or other order of any nature against or affecting any the Company or any of its Subsidiaries, its officers or directors, or the property of the Company or any of its Subsidiaries, in any court or tribunal, or before any arbitrator of any kind or before or by any Governmental Authority (i) asserting the invalidity of this Agreement or the other Transaction Documents, (ii) seeking to prevent the consummation of any of the transactions contemplated hereby or thereby, (iii) seeking any determination or ruling that might materially and adversely affect (A) the performance by the Company of this Agreement or the other Transaction Documents or (B) the validity or enforceability of this Agreement or the other Transaction Documents or (iv) asserting a claim for payment of money adverse to the Company or any of its Subsidiaries or the conduct of its or their business other than the litigation disclosed in the Company’s filings posted on the SEC Edgar website, except in each, as would not in the aggregate reasonably be expected to have a Material Adverse Effect. “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

(k) No Solicitation. Neither the Company nor any agent acting on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Shares to any Person or Persons so as to bring the sale or issuance of such Shares to any of the Purchasers within the registration provisions of the Securities Act or any state securities laws.

(l) Absence of Agreements. There are no agreements, understandings or arrangements with any Purchaser relating to the Rights Offering other than as set forth in the RDO Purchase Agreement, this Agreement and the Registration Rights Agreement.

(m) Investment Company Act. The Company is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(n) Tax Matters. The Company and each of its Subsidiaries has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Company); no tax lien has been filed, and, to the knowledge of the Company, no claim is being asserted, with respect to any such tax, fee or other charge, other than as would not reasonably be expected to have a Material Adverse Effect.

(o) Property. The Company and each of its Subsidiaries has good title to, or a valid leasehold interest in, all of its property (other than intellectual property) that is essential to its business as conducted on the date hereof. For the avoidance of doubt, it is understood and agreed that the Company and each of its Subsidiaries may, as part of its respective business, grant licenses to third parties to use intellectual property owned or developed by the Company and its Subsidiaries.

(p) Sarbanes-Oxley Act. The Company and each Subsidiary is in compliance with all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and all applicable rules and regulations promulgated by the Commission thereunder that are effective as of the date hereof.

(q) Employee Relations. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened; (b) hours worked by and payment made to employees of the Company or any of its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; and (c) all payments due from the Company or any of its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the Company and its Subsidiaries.

(r) ERISA. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) each employee benefit plan, within the meaning of Section 3(3) of Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”), for which the Company or any ERISA Affiliate has any liability (each, a “Plan”) has been maintained in all material respects in compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code; (ii) no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), has occurred with respect to any Plan excluding transactions effected pursuant to a statutory or administrative exemption; (iii) for each Plan that is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA, no failure to satisfy the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, whether or not waived, has occurred or is reasonably expected to occur; (iv) with respect to each Plan that is subject to Title IV of ERISA, the fair market value of the assets of each Plan is no more than $100,000 less than the present value of all benefits accrued under such Plan (determined based on those assumptions used to fund such Plan); (v) no “reportable event” (within the meaning of Section 4043(c) of ERISA) has occurred or is reasonably expected to occur with respect to any Plan; and (vi) neither the Company nor any ERISA Affiliate has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than contributions to the Plan or premiums to the Pension Benefit Guaranty Corporation (or any successor), in the ordinary course and without default) in respect of a Plan (including a “multiemployer plan”, within the meaning of Section 4001(a)(3) of ERISA). “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414 of the Code.

(s) Application of Takeover Protections; Rights Agreement. The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, interested stockholder, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Certificate of Incorporation, By-Laws or other organizational documents of the Company or the laws of the jurisdiction of its incorporation or otherwise that can be waived by approval of the board of directors and which is or could become applicable to any Purchaser as a result of the transactions contemplated by this Agreement, the Rights Offering or the RDO Purchase Agreement, including, without limitation, the Company’s issuance of the Shares, any Purchaser’s ownership of the Shares and any Purchaser or other person exercising its Subscription Privilege and purchasing New Shares in the Rights Offering. The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable any stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of shares of Common Stock or a change in control of the Company or any of its Subsidiaries.

(t) Transactions With Affiliates. Except as disclosed in the SEC Documents, none of the officers, directors or employees or affiliates of the Company or any of its Subsidiaries is presently a party to any transaction with the Company or any of its Subsidiaries (other than for ordinary course services as employees, officers or directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for use of property, or otherwise requiring payments to or from any such officer, director or employee or, to the knowledge of the Company or any of its Subsidiaries, any corporation, partnership, trust or other Person in which any such officer, director or employee or affiliate has a substantial interest or is an employee, officer, director, trustee or partner.

(u) Intellectual Property Rights. Schedule (u) lists all patents and patent applications owned by the Company and its Subsidiaries in its own and their own name on the date hereof (disregarding any de minimus inaccuracies). The Patents owned by the Company and its Subsidiaries have not been adjudged invalid or unenforceable, in whole or in part, and, except as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

(v) No Integrated Offering. Assuming the accuracy of the Purchasers’ representations and warranties set forth in Section 4, neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Shares to be integrated with prior offerings by the Company for purposes of any applicable shareholder approval provisions of any market or exchange on which any of the securities of the Company are listed or designated.

(w) Acknowledgment Regarding Purchaser’s Purchase of Shares. The Company acknowledges and agrees that each Purchaser is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby and that no Purchaser is (i) an officer or director of the Company or any of its Subsidiaries, or (ii) an “affiliate” (as defined in Rule 144 promulgated under the 1933 Act (or a successor rule thereto) (collectively, “Rule 144”)) of the Company (an “Affiliate”) or any of its Subsidiaries. The Company further acknowledges that no Purchaser is acting as a financial advisor or fiduciary of the Company or any of its Subsidiaries (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby, and any advice given by an Purchaser or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to such Purchaser’s purchase of the Shares. The Company further represents to each Purchaser that the Company’s decision to enter into the Transaction Documents has been based solely on the independent evaluation by the Company and its representatives. The Company has never been a “shell” company under applicable rules of the SEC.

(x) Disclosure. The Company confirms that neither it nor, to its knowledge, any other Person acting on its behalf has provided any of the Purchasers or their agents or counsel with any information that constitutes or could reasonably be expected to constitute material, non-public information concerning the Company or any of its Subsidiaries, other than the existence of the transactions contemplated by this Agreement, the RDO Purchase Agreement, the Note Purchase Agreement and the principal transactions documents related thereto. The Company understands and confirms that each of the Purchasers will rely on the foregoing representations in effecting transactions in securities of the Company. All disclosure provided to the Purchasers regarding the Company and its Subsidiaries, their businesses and the transactions contemplated hereby, including the schedules to this Agreement, furnished by or on behalf of the Company or any of its Subsidiaries is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No event or circumstance has occurred or information exists with respect to the Company or any of its Subsidiaries or its or their business, properties, liabilities, prospects, operations (including results thereof) or conditions (financial or otherwise), which, under applicable law, rule or regulation, requires public disclosure at or before the date hereof or announcement by the Company but which has not been so publicly disclosed. Each material press release issued by the Company or any of its Subsidiaries during the twelve (12) months preceding the date of this Agreement did not at the time of release contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Company acknowledges and agrees that no Purchaser makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 4.

(y) Solvency. The Company is solvent and will not become insolvent after giving effect to the transactions contemplated by this Agreement and each of the other Transaction Documents.

(z) Adequacy of Information. No statement or information contained in this Agreement, any other Transaction Document or any other document, certificate or statement furnished by or on behalf of the Company to the Investors, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Transaction Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading, when taken together with all statements contained in such documents and the Company’s filings and furnishings with the Commission. There is no fact known to the Company that would reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, the Company’s filings and furnishings with the Commission, in the other Transaction Documents or in any other documents, certificates and statements furnished to the Investors for use in connection with the transactions contemplated hereby and by the other Transaction Documents.

(aa) Manipulation of Price. Neither the Company nor any of its Subsidiaries has, and, to the knowledge of the Company, no Person acting on their behalf has, directly or indirectly, (i) taken any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company or any of its Subsidiaries to facilitate the sale or resale of any of the Shares, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Shares, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company or any of its Subsidiaries.

(bb) Private Placement. Assuming the accuracy of the Purchasers’ representations and warranties set forth in Section 4 of this Agreement, the offer, sale and issuance of the Unsubscribed Shares and Additional Shares to the Purchasers in the manner contemplated by this Agreement will be exempt from the registration requirements of the Securities Act.

Section 6. Covenants of the Company.

(a) Until the Closing Date or the earlier termination of the Purchasers’ obligations in accordance with Section 9 of this Agreement, the Company covenants and agrees to operate the business of the Company and its Subsidiaries in the ordinary course of business consistent with past practice and as follows:

(i) To use reasonable best efforts to effectuate the Rights Offering in accordance with the terms set forth in Section 2 as soon as practicable after the date hereof and, without limiting the foregoing, to file the Registration Statement within two (2) Business Days of the date of this Agreement;

(ii) Not to amend any of the material terms (including, without limitation, the Subscription Price and the Rights Offering Expiration Date) of the Rights Offering, or waive any material conditions to the closing of the Rights Offering, without the prior written consent of the Purchasers;

(iii) Not to issue any shares of capital stock of the Company, or options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, securities convertible into or exchangeable for capital stock of the Company, or other agreements or rights to purchase or otherwise acquire capital stock of the Company, except pursuant to the RDO Purchase Agreement, the Rights Offering or this Agreement;

(iv) Not permit or take any action that may result in any anti-dilution or similar adjustment with respect to the Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock;

(v) Not to authorize any stock split, stock dividend, stock combination or similar transaction affecting the number of issued and outstanding shares of Common Stock;

(vi) Not to declare or pay any dividends on its Common Stock or repurchase any shares of Common Stock;

(vii) Not to amend, modify or supplement any term or provision of the Certificate of Incorporation or the Bylaws of the Company or the applicable organizational documents of any Subsidiary of the Company; and

(viii) Not to take any action or omit to take any action that would reasonably be expected to result in the conditions to the Closing set forth in Section 8 not being satisfied.

(b) The Company further agrees and covenants as follows:

(i) The Company will not take, directly or indirectly, any action designed to or that would reasonably be expected to cause or result in any stabilization or manipulation of the price of the shares of Common Stock;

(ii) The Company shall use reasonable best efforts to cause the Shares acquired hereunder to be listed on The NASDAQ Global Select Market within thirty (30) calendar days of their issuance;

(iii) The Company shall use its reasonable best efforts to respond to any comments on the Registration Statement or requests for additional information from the Commission as soon as practicable after receipt of any such comments or requests and shall promptly (A) notify the Purchasers upon the receipt of any such comments or requests and (B) provide the Purchasers with copies of all correspondence between the Company and its representatives, on the one hand, and the Commission and its staff, on the other hand, to the extent such correspondence relates to the Registration Statement. Before responding to any such comments or requests, the Company shall provide the Purchasers with a reasonable opportunity to review and comment on any drafts of the Registration Statement and related correspondence and filings and shall include in such drafts, correspondence and filings all comments reasonably proposed by the Purchasers; provided, however, that such comments shall be delivered to the Company no later than 10:00 a.m., New York time, on the second Business Day after the Company shall have provided such drafts, correspondence and filings to the Purchasers and their respective counsel;

(iv) As promptly as practicable after becoming aware of such event, the Company shall notify each Purchaser of the issuance by the Commission of any stop order or other suspension of the effectiveness of the Registration Statement and take all lawful action to effect the withdrawal, rescission or removal of such stop order or other suspension;

(v) The Company shall pay directly, or reimburse to each Purchaser, the reasonable and documented out-of-pocket costs and expenses incurred by such Purchaser (including, without limitation, the reasonable and documented fees and expenses of counsel) in connection with the entering into and matters related to this Agreement, the Note Purchase Agreement, the RDO Purchase Agreement, and the other transactions contemplated herein and therein; provided that such reimbursable expenses in connection with the entering into and matters related to this Agreement, the Note Purchase Agreement and the RDO Purchase Agreement shall be $150,000.

(vi) The Company shall use its reasonable best efforts (and shall cause its Subsidiaries to use their respective reasonable best efforts) to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its or their part under this Agreement and applicable laws to cooperate with each Purchaser and to consummate and make effective the transactions contemplated by this Agreement, including, without limitation:

(A) preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or governmental entity;

(B) if deemed appropriate by the Board, defending any lawsuits or other actions or proceedings, whether judicial or administrative, challenging this Agreement or any other agreement contemplated by this Agreement or the consummation of the transactions contemplated hereby and thereby, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed; and

(C) executing, delivering and filing, as applicable, any additional ancillary instruments or agreements necessary to consummate the transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement and the transactions contemplated hereby.

Section 7. Post-Closing Covenants of Purchasers and Restrictions on Transfer. In connection with the resale of the Shares, each Purchaser, severally and not jointly, shall have the following obligations:

(a) Restrictive Legends. Each Purchaser understands and agrees that the Shares acquired by it will bear a legend substantially similar to the legend set forth below in addition to any other legend that may be required by applicable law or by any agreement between the Company and such Purchaser:

“THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SHARES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE LAWS.”

(b) No Purchaser will take, directly or indirectly, any action designed to stabilize or manipulate the price of the shares of Common Stock to facilitate the sale or resale of the Shares acquired by such Purchaser hereunder.

(c) Restrictions on Transfer. The Purchasers hereby agree that, without the prior written consent of the Company, the Purchasers will not, during the period ending October 25, 2013 (such date being the 120th day following the date of the RDO Purchase Agreement), directly or indirectly (1) offer, pledge, assign, encumber, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, any of the Shares or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Shares, or publicly announce an intention to do any of the foregoing. In order to enable the restrictions on transfer set forth in this Section 7(c) to be enforced, the Purchasers hereby consent to the placing of legends or stop transfer instructions with the Company’s transfer agent with respect to the Shares.

Notwithstanding the preceding provisions of this Section 7(c), the foregoing restrictions shall only apply to a number of Shares equal to the number of Offered Shares (as defined in the RDO Purchase Agreement) exempted from the restrictions on transfer pursuant to Section 7(a) of the RDO Purchase Agreement.

Section 8. Conditions Precedent.

(a) Conditions of the Purchasers’ Obligations. The obligations of each Purchaser to consummate the Closing are subject to the satisfaction or waiver by such Purchaser on or before the Closing Date of the following conditions:

(i) No Material Adverse Effect shall have occurred since the date hereof;

(ii) The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than those qualified by materiality, Material Adverse Effect or similar qualifications, which shall be true in all respects), except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date);

(iii) All covenants and agreements contained in this Agreement to be performed by the Company shall have been performed and complied with in all material respects;

(iv) Such Purchaser shall have received a certificate, signed by an executive officer of the Company, certifying as to the matters set forth in Section 8(a)(i), (ii) and (iii);

(v) As of the Closing Date, none of the following events shall have occurred and be continuing: (A) trading in the Common Stock shall have been suspended by the Commission or The NASDAQ Global Select Market; or (B) a banking moratorium shall have been declared either by U.S. federal or New York State authorities (collectively, a “Market Adverse Effect”);

(vi) The Company shall have complied with the requirements of The NASDAQ Stock Market LLC, for the listing of the Shares on The NASDAQ Global Select Market;

(vii) Each of the Purchasers shall have timely received from the Company a Purchase Notice;

(viii) The Registration Rights Agreement shall be in full force and effect;

(ix) The Company shall have approved the Tax Benefits Preservation Agreement Exemption Request attached as Exhibit A hereto in accordance with the procedures set forth in the Tax Benefits Preservation Agreement;

(x) The Note Purchase Agreement and all principal transaction documents related thereto shall have been executed by the applicable parties and the initial closing of the transactions contemplated by the Note Purchase Agreement have been completed prior to Closing;

(xi) Each of the Purchasers shall have received on and as of the Closing Date written evidence reasonably satisfactory to it of the good standing of the Company in the State of Delaware, in writing or any standard form of telecommunication from the appropriate governmental authorities of such jurisdiction;

(xii) Such Purchaser shall have received on the Closing Date an opinion of counsel of Goodwin Procter LLP in the form attached as Exhibit B hereto;

(xiii) All fees and expenses incurred on or prior to the date of Closing and required to be paid or reimbursed by the Company pursuant to Section 6(b)(v) hereof shall be paid concurrently with the Closing; and

(xiv) No event shall have occurred which constitutes a trigger event under (i) any control share acquisition, interested stockholder, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Certificate of Incorporation, By-Laws or other organizational documents of the Company or the laws of the jurisdiction of its incorporation or (ii) under any stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of shares of Common Stock or a change in control of the Company or any of its Subsidiaries, including without limitation, the Tax Benefits Preservation Agreement, unless such trigger event has been waived and will not result in the issuance of any shares of capital stock of the Company, or options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, securities convertible into or exchangeable for capital stock of the Company, or other agreements or rights to purchase or otherwise acquire capital stock of the Company.

(b) Conditions of the Company’s Obligations. The obligation of the Company to consummate the Closing with respect to any Purchaser is subject to the satisfaction or waiver by the Company on or before the Closing Date of the following conditions:

(i) The representations and warranties of such Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than those qualified by materiality or similar qualifications, which shall be true in all respects) except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date); and

(ii) All covenants and agreements contained in this Agreement to be performed by such Purchaser shall have been performed and complied with in all material respects.

(c) Conditions of the Obligations of the Purchasers and the Company. The obligations of the Purchasers and the Company to consummate the transactions contemplated by this Agreement are subject to the following additional conditions:

(i) No judgment, injunction, decree or other legal restraint shall prohibit the consummation of the Rights Offering or the transactions contemplated by this Agreement;

(ii) No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the Commission; and

(iii) The Rights Offering shall have been completed by the Company in accordance with the terms and conditions set forth in this Agreement and the Registration Statement, and allocations of New Shares shall have been made thereunder.

Section 9. Termination.

(a) Termination. This Agreement may be terminated at any time prior to the Closing Date by mutual written agreement of the Company and the Purchasers.

(b) Termination Date. This Agreement shall automatically terminate if Closing has not occurred prior to September 27, 2013 (the “Termination Date”).

(c) Effect of Termination. If this Agreement is terminated by the Company and the Purchasers pursuant to the provisions of Sections 9(a) and 9(b), this Agreement shall forthwith between the Company and the Purchasers become void and there shall be no further obligations on the part of the Company or the Purchasers, except for the provisions of this Section 9(c) and Sections 10, 11 and 12, which shall survive any termination of this Agreement; provided, that nothing in this Section 9(c) shall relieve any party from liability for any willful breach of this Agreement.

Section 10. Indemnification.

(a) Indemnification by the Company. Notwithstanding anything in this Agreement to the contrary, whether or not the Rights Offering, the issuance of the Shares to any Purchasers or the other transactions contemplated hereby are consummated or this Agreement is terminated, from and after the date hereof, the Company agrees to indemnify and hold harmless each Purchaser, its Affiliates, and each of their respective officers, directors, managers, partners, stockholders, members, agents, representatives, successors, assigns and employees and each other Person, if any, who controls (within the meaning of the Securities Act) such Purchaser or its Affiliates (all such Persons being hereinafter referred to, collectively, as the “Purchaser Indemnified Persons”) against any losses, claims, damages, liabilities or expenses (collectively, the “Losses”) to which such Purchaser Indemnified Person may become subject, under the Securities Act or otherwise, insofar as such Losses (or actions in respect thereof as contemplated below) arise out of or are based upon (1) any inaccuracy in or breach of any representation or warranty of the Company contained in this Agreement, (2) any failure by the Company to comply with the covenants and agreements contained in this Agreement, (3) an untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, including the Prospectus and all other documents filed as a part thereof or incorporated by reference therein, or an omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (4) any Action by any stockholder of the Company or any other Person relating to this Agreement or the documents contemplated hereby or thereby, or the transactions contemplated hereby or thereby, or (5) by reason of the fact that such Purchaser is a party to this Agreement or in any way arising, directly or indirectly, from the Rights Offering; and the Company will promptly reimburse such Purchaser Indemnified Persons for any legal and other expenses as such expenses are reasonably incurred by such Purchaser Indemnified Persons in connection with investigating, defending or preparing to defend, settling, compromising or paying any such Losses; provided, however, that the Company will not be liable to any Purchaser Indemnified Person in any such case to the extent that any such Losses arise out of or are based upon (i) an untrue statement or alleged untrue statement or omission or alleged omission relating to the identity of the applicable Purchaser made in the section of the Prospectus or the Registration Statement or any amendment or supplement thereto titled “ Purchase Agreement” in reliance upon and in conformity with written information furnished to the Company by the applicable Purchaser or its representatives expressly for use therein, (ii) the failure of such Purchaser Indemnified Person or its Affiliate to perform any covenant and agreement contained in this Agreement with respect to the sale of the Shares, (iii) the inaccuracy of any representation or warranty made by such Purchaser Indemnified Person or its Affiliate in this Agreement or (iv) the gross negligence or willful misconduct of such Purchaser Indemnified Person or its Affiliate.

(b) Indemnification by the Purchasers. Each Purchaser, severally and not jointly, agrees to indemnify and hold harmless the Company, its Affiliates, and each of their respective officers, directors, managers, partners, members, agents, representatives, successors, assigns and employees and each other Person, if any, who controls (within the meaning of the Securities Act) the Company or its Affiliates (all such Persons being hereinafter referred to, collectively, as the “Company Indemnified Persons”), against any Losses to which any Company Indemnified Person may become subject, under the Securities Act or otherwise, insofar as such Losses (or actions in respect thereof as contemplated below) arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission relating to the identity of the applicable Purchaser made in the section of the Prospectus or the Registration Statement or any amendment or supplement thereto titled “Purchase Agreement” in reliance upon and in conformity with written information furnished to the Company by that Purchaser expressly for use therein, and such Purchaser will promptly reimburse such Company Indemnified Persons for any legal and other expenses as such expenses are reasonably incurred by such Company Indemnified Persons in connection with investigating, defending or preparing to defend, settling, compromising or paying any such Losses; provided, however, that such Purchaser will not be liable in any such case to the extent that any such Losses arise out of or are based upon (i) the failure of the Company or any other Purchaser to perform any of its covenants and agreements contained in this Agreement, (ii) the inaccuracy of any representation or warranty made by the Company or any other Purchaser in this Agreement or (iii) the gross negligence or willful misconduct of any Company Indemnified Person or any other Purchaser.

(c) Indemnification Procedures. Promptly after receipt by an indemnified party under this Section 10 of notice of the threat or commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Section 10, promptly notify the indemnifying party in writing thereof, but the omission to notify the indemnifying party will not relieve such indemnifying party from any liability that it may have to any indemnified party for contribution or otherwise under the indemnity agreement contained in this Section 10 to the extent such indemnifying party is not prejudiced as a result of such failure to promptly notify. Such notice shall describe in reasonable detail such claim. In case any such action is brought against any indemnified party and such indemnified party seeks or intends to seek indemnity from an indemnifying party, the indemnifying party will be entitled to participate in, and, to the extent that it may elect by written notice delivered to such indemnified party within 30 days of such indemnifying party’s receipt of notice of such action from such indemnified party, jointly with all other indemnifying parties similarly notified, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party; provided, however, (i) if the indemnifying party has failed promptly to assume the defense of such proceeding and to employ counsel reasonably satisfactory to such indemnified party in any such proceeding or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party, and the indemnified party shall have reasonably concluded, based on the advice of counsel, that there may be a conflict of interest between the positions of the indemnifying party and the indemnified party in conducting the defense of any such action or that there may be legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, in any such case, the indemnified party or parties shall have the right to select separate counsel to assume or assert, as the case may be, such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party under this Section 10 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed such counsel in connection with the assumption or assertion, as the case may be, of legal defenses in accordance with the proviso to the preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel in any jurisdiction (and as required, local counsels), reasonably satisfactory to such indemnifying party, representing the indemnified party), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent such indemnified party within a reasonable time after notice of commencement of action or (iii) the indemnifying party shall have authorized in writing the employment of counsel for such indemnified person, in each of which cases the reasonable fees and expenses of counsel shall be at the expense of the indemnifying party. The indemnifying party shall not be liable for any settlement of any action without its written consent. In no event shall any indemnifying party be liable in respect of any amounts paid in settlement of any action unless the indemnifying party shall have approved in writing the terms of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnification could have been sought hereunder by such indemnified party from all liability on claims that are the subject matter of such proceeding unless such settlement or compromise includes an unconditional release of such indemnified party from all liability arising out of such Action.

(d) Contribution. If the indemnification provided for in this Section 10 is required by its terms but is for any reason held to be unavailable to or otherwise insufficient to hold harmless an indemnified party under paragraphs (a), (b) or (c) of this Section 10 in respect to any Losses referred to herein, then each applicable indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of any Losses referred to herein (i) in such proportion as is appropriate to reflect the relative fault of the Company and the applicable Purchaser in connection with the statements or omissions or inaccuracies in the representations and warranties in this Agreement and/or the Registration Statement, including the Prospectus, that resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and the applicable Purchaser on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact, or the omission or alleged omission to state a material fact, or the inaccurate or the alleged inaccurate representation and/or warranty relates to information supplied by the Company or by the applicable Purchaser and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the Losses shall be deemed to include, subject to the limitations set forth in paragraph (c) of this Section 10, any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim. The provisions set forth in paragraph (c) of this Section 10 with respect to the notice of the threat or commencement of any threat or action shall apply if a claim for contribution is to be made under this paragraph (d); provided, however, that no additional notice shall be required with respect to any threat or action for which notice has been given under paragraph (c) for purposes of indemnification. The Company and each Purchaser agree that it would not be just and equitable if contribution pursuant to this Section 10 were determined solely by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 12(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(e) The obligations of the Company under this Section 10 shall be in addition to any liability which the Company may otherwise have to any Purchaser Indemnified Person and the obligations of each Purchaser under this Section 10 shall be in addition to any liability which such Purchaser may otherwise have to any Company Indemnified Person. The remedies provided in this Section 10 are not exclusive and shall not limit any rights or remedies which may otherwise be available to the parties at law or in equity.

Section 11. Additional Shares. In consideration for the Purchasers making available their respective capital hereunder, the Company shall pay to each Purchaser an amount, payable in shares of Common Stock valued at the Subscription Price (the “Additional Shares”), equal to 3.0% of such Purchaser’s Purchase Commitment set forth on Schedule I hereto (rounded to the nearest full share), and such Additional Shares shall be issued to such Purchasers at the earlier of Closing or the Termination Date; provided, that in the event this Agreement is terminated pursuant to Section 9(a) prior to the Closing Date in respect of such Purchaser’s obligations hereunder, the Company shall not be obligated to issue to such Purchaser the Additional Shares.

Section 12. Miscellaneous.

(a) Amendments. This Agreement may not be amended, modified or changed, in whole or in part, except by an instrument in writing signed by the Company and the Purchasers.

(b) Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be mailed first-class registered or certified airmail, e-mail, confirmed facsimile or nationally recognized overnight express courier postage prepaid, and shall be deemed given when received and shall be delivered as addressed as follows:

If to the Company to:

Unwired Planet, Inc.

170 South Virginia Street

Suite 201

Reno, Nevada 89501

Attention: Chief Financial Officer

Facsimile: (775) 980-2384

with a courtesy copy to:

Goodwin Procter LLP

53 State Street

Boston, Massachusetts 02109

Attention: Joseph L. Johnson III, Esq.

Facsimile: (617) 523-1231

If to a Purchaser, to the address set forth next to such Purchaser’s name on Schedule I hereto.

(c) Successors. This Agreement shall be to the benefit of and be binding upon the Purchasers and the Company and, with respect to the provisions of indemnification hereof, the several parties (in addition to the Purchasers and the Company) indemnified under the provisions of Section 10, and their respective personal representatives, successors and assigns. Nothing in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provisions herein contained.

(d) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

(e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflict of laws provisions thereof or of any other jurisdiction. Each of the parties hereto irrevocably and unconditionally (i) agrees that any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America located in the City and County of New York or the courts of the State of New York in each case located in the City and County of New York (collectively, the “Specified Courts”), (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit, action or other proceeding brought in any such court has been brought in an inconvenient forum and (iii) submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any such court, as to which such jurisdiction is non-exclusive) of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such Specified Court.

(f) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HEREBY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12(F).

(g) Immunity Waiver. The Company hereby irrevocably waives, to the fullest extent permitted by law, any immunity to jurisdiction to which it may otherwise be entitled (including, without limitation, immunity to pre-judgment attachment, post-judgment attachment and execution) in any legal suit, action or proceeding against it arising out of or based on this Agreement.

(h) Entire Agreement. This Agreement, together with the Registration Rights Agreement and the other Transaction Documents, sets forth the entire agreement between the Company and each Purchaser with respect to the subject matter hereof. Any prior agreements or understandings between the Company and any Purchaser regarding the subject matter hereof, whether written or oral, are superseded by this Agreement and the Registration Rights Agreement.

(i) No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 10 (with respect to rights to indemnification and contribution).

(j) Publicity. The Company and the Purchasers shall consult with each other prior to issuing any press releases (and provide each other a reasonable opportunity to review and comment upon such release prior to its public issuance) or otherwise making public announcements with respect to the transactions contemplated by this Agreement; provided, however, that in no event shall any such press release or other public announcement name any Purchaser without the consent of such Purchaser. The Company shall consult with each of the Purchasers prior to making any filings (and provide each of the

Purchasers a reasonable opportunity to review and comment on such filings) with any third party or any governmental entity (including any national securities exchange or interdealer quotation service) with respect to the transactions contemplated by this Agreement, except as may be required by law or by the request of any governmental entity. Subject to the Company’s foregoing obligations pursuant to this Section12(j), nothing contained in this Section 12(j) shall be interpreted to preclude the Company from making any filing or disclosing any information in any filing, including with the Commission, that the Company acting reasonably determines is necessary or advisable; provided, however, that, if such filing names any of the Purchasers, the Company shall obtain the prior approval of the Purchasers, as applicable, and consider in good faith any comments either may have thereto.

(k) Survival. The representations, warranties, agreements and covenants shall survive the Closing. Each Purchaser shall be responsible only for its own representations, warranties, agreements and covenants.

(l) Construction. In the event of ambiguity or if a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any such party by virtue of the authorship of any of the provisions hereto.

(m) Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under this Agreement are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under this Agreement. The failure or waiver of performance under this Agreement by any Purchaser shall not excuse performance by any other Purchaser. Nothing contained herein, and no action taken by any Purchaser pursuant hereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations. Each Purchaser shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the day and year first written above.

COMPANY:

Unwired Planet, Inc.

By:	/s/ Eric J. Vetter
Name:	Eric J. Vetter
Title:	President, Chief Financial Officer and Chief Administrative Officer

PURCHASERS:

Indaba Capital Fund, L.P.

By:	Indaba Partners, LLC, its general partner

By:	/s/ Derek C. Schrier
Name:	Derek C. Schrier
Title:	Senior Managing Member, Managing Partner and Chief Investment Officer

[Signature Page to Purchase Agreement]

Schedule I

Subscription Price:	$1.66

Name and Address of Purchaser	Total Purchase Commitment

Indaba Capital Fund, L.P.
c/o Indaba Partners, LLC
One Letterman Drive, Building D, Suite DM700
San Francisco, CA 94129
Attention: Chief Operating Officer
Tel: (415) 680-1180	$12,500,000
Email: ops@indabacapital.com
Total:	$12,500,000

EXHIBIT A

Tax Benefits Preservation Agreement Exemption Request

Exhibit B

Form of Goodwin Procter LLP Legal Opinion